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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                     Contact: Investor Relations
                                                                    765-771-5310


                           WABASH NATIONAL CORPORATION
                              ANNOUNCES RESIGNATION

LAFAYETTE, INDIANA., April 22, 2002 . . . Wabash National Corporation (NYSE:
WNC) today announced the resignation of Donald J. Ehrlich from the Company's Board of Directors. Mr. Ehrlich's term on the Board would have expired following the Annual Meeting of Stockholders in May, 2002. Mr. Ehrlich will remain a consultant to the Company. Commenting on this resignation, John T. Hackett, Chairman of the Board of Directors of the Company, said, "We would like to thank Jerry for his long-standing service to Wabash's stockholders."

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) and Fruehauf(R) brands. The Company believes it is the world's largest manufacturer of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer(R) products, the leading manufacturer of bimodal vehicles. The Company's wholly owned subsidiary, North American Trailer Centers(TM), is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf(R) and Pro-Par(R) brand products with approximately 50 locations throughout the U.S. and Canada.

         This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include whether the Company will have adequate capital resources for the next two years, increased competition, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports filed with the Securities and Exchange Commission.